Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Jeanenne Diefendorf	Brian Ek
Orbitz	priceline.com
312-894-4986	203-299-8167
jdiefendorf@orbitz.com	brian.ek@priceline.com

ORBITZ, PRICELINE.COM SIGN TRAVEL MARKETING AGREEMENT

CHICAGO, Ill., and NORWALK, Conn., June 30, 2005 – Orbitz® and priceline.com® (NASDAQ: PCLN) announced today a multi-service travel marketing agreement.  Under the terms of the agreement, priceline.com will be Orbitz’s exclusive partner for opaque travel services effective January 1, 2006.  The agreement also restructures the hotel marketing contract between Orbitz and priceline.com’s Travelweb hotel business unit to allow Orbitz to establish direct relationships with hotel chains and properties.  Terms of the agreement were not disclosed.  Orbitz is owned by Cendant’s Travel Distribution Services division (NYSE: CD).

“This agreement aligns two of travel’s best-known brands in their respective fields,” said Mitch Truwit, President and Chief Executive Officer of Orbitz.  “Our opaque partnership with priceline.com will give Orbitz customers access to a broad inventory of their Name Your Own Price® travel services, so customers who are flexible in their travel plans can maximize savings.  By directly negotiating with hotels, such as Marriott, Starwood, Hyatt, Hilton, and Intercontinental, Orbitz will have the flexibility to provide our customers with even more hotel options.”

“We’re pleased to have Orbitz as a marketing partner,” said Jeffery H. Boyd, priceline.com’s President and CEO.  “Orbitz is one of the nation’s fastest growing retail travel services and we believe that the promotion of priceline.com by Orbitz and its affiliated companies using the Orbitz platform, Cheap Tickets and Lodging.com, should enable priceline.com to reach an even larger base of potential customers for our opaque hotel rooms, rental cars, airline tickets and vacation packages.”

About Orbitz

Orbitz is a leading online travel company that enables travelers to search for and purchase a broad array of travel products, including airline tickets, lodging, rental cars, cruises and vacation packages.  Since launching its website www.orbitz.com to the general public in June 2001, Orbitz has become the third largest online travel site based on gross travel bookings.  On Orbitz, consumers can search more than 455 airlines, tens of thousands of lodging properties worldwide and 16 car rental companies.  Orbitz was acquired by Cendant’s Travel Distribution Services division in November 2004 and is part of the Consumer Travel Americas group.

About Priceline.com

Priceline.com www.priceline.com is a travel service that offers leisure airline tickets, hotel rooms, rental cars, vacation packages and cruises.  Priceline.com recently expanded its services, so customers now have a choice: they can pick from a broad selection of published flights, hotels, rental cars and packages at published prices or, for deeper savings, they can use priceline.com’s Name Your Own Price® service for their travel needs.  Priceline.com also has a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee.

Priceline.com operates one of Europe’s fastest growing hotel reservation services through Activehotels.com, Activereservations.com and priceline.co.uk.  The company also operates the following travel web sites:  Travelweb.com, Lowestfare.com, Rentalcars.com and Breezenet.com.  Priceline.com licenses its business model to independent licensees, including priceline mortgage and certain international licensees.